Middlesex Water Company Reports 2025 Earnings
•Diluted earnings per share (“EPS”) of $2.36
•Invested $96 million in water and wastewater utility infrastructure during 2025, successfully delivering the planned 2025 capital investments
•Utility infrastructure investment of $506 million planned from 2026 through 2028
•Constructive outcome of regulatory proceedings in New Jersey
•Declared $0.36 per share common stock dividend
ISELIN, N.J., February 19, 2026 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the fourth quarter and year end 2025.
“We appreciate the diligence and commitment of the New Jersey Board of Public Utilities Staff and the Division of Rate Counsel throughout the review of our general rate case,” said Nadine Leslie, Chair, President and Chief Executive Officer of Middlesex Water Company. “This constructive outcome supports our selective and sustainable growth strategy, enabling continued prudent investment in the Middlesex System to provide safe and reliable water utility service, while maintaining affordability and strengthening long‑term value for our customers and shareholders.”

2025 Results
Net income for 2025 was $42.8 million, a $1.5 million decrease when compared to 2024. Diluted earnings per share were $2.36 and $2.47 for 2025 and 2024, respectively. The decrease is attributable to the one-time recovery in 2024 of previously incurred depreciation, operating and carrying costs of $4.3 million (net of tax) associated with the construction and operation of the water treatment facilities at Middlesex’s Park Avenue water treatment plant and lower consumption driven by unfavorable weather, offset by rate increases and customer growth.
Operating revenues for 2025 were $194.7 million, an increase of approximately $2.8 million over the same period in 2024. Operating revenues increased $1.5 million in the Middlesex System, $1.6 million in the Tidewater System and $0.2 million in the Pinelands System, largely driven by rate increases and customer growth, partially offset by lower consumption driven by unfavorable weather and a $0.6 million decrease primarily due to lower supplemental contract services revenue in our non-regulated businesses.
Operating expenses for 2025 increased $1.7 million over the same period in 2024, primarily due to higher depreciation expense, partially offset by lower operating and maintenance expenses. Operating and maintenance expenses decreased due to higher capitalizable costs and lower legal, financial and regulatory matter costs, partially offset by increased production costs from weather-driven lower water quality, increased weather-driven main break repair costs, higher labor cost due to wage and employee headcount increases and the one-time recovery in 2024 of previously incurred water treatment operating costs at Middlesex’s Park Avenue Plant. Depreciation expense increased due to higher average utility plant in service and the one-time recovery in 2024 of previous depreciation costs related to the Perfluoroalkyl Substances (“PFAS”) treatment upgrades at Middlesex’s Park Avenue water treatment plant.

Fourth Quarter 2025 Results
Middlesex reported net income of $8.6 million and diluted EPS of $0.46 for the fourth quarter of 2025, compared to net income of $8.8 million and diluted EPS of $0.49 for the same quarter in 2024. The decrease is driven by higher interest expense and income taxes offset in part by higher operating income.
Selective and Sustainable Growth
Middlesex invested approximately $96 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during 2025.
In 2026, the Company plans to invest approximately $126 million in infrastructure investments, including our RENEW program to replace water mains in our Middlesex System, installation of hydrants and meters, and various water main and services replacements and improvements. From 2026 through 2028, the Company expects to invest $506 million in infrastructure investments, which includes approximately $255 million to install treatment for PFAS at our Carl J. Olsen surface water treatment plant in Edison, New Jersey.

In February 2026, the New Jersey Board of Public Utilities ("NJBPU") approved the settlement agreement in our general base rate application between Middlesex and Pinelands, NJBPU Staff and the New Jersey Division of Rate Counsel, with new rates effective February 23, 2026. The NJBPU order approved an increase in our annual operating revenues by $14.5 million, an authorized return on common equity of 9.6% and a common equity ratio of 54.25%.
In addition, in February 2026, the NJBPU approved a Resiliency and Environmental System Improvement Charge ("RESIC") and a Distribution System Improvement Charge ("DSIC") Foundational Filing for the three- year period ending October 28, 2028. Under the approved combined RESIC and DSIC programs, our New Jersey regulated utilities will submit semi-annual surcharge filings to the NJBPU for qualifying capital investments completed every six-month period to be recovered up to $10.7 million.
In January 2026, Tidewater Utilities, Inc., a wholly owned subsidiary of Middlesex, completed the acquisition of the water utility assets of the Pinewood Acres' water utility assets, as approved by the Delaware Public Service Commission, for $0.2 million. Pinewood Acres serves approximately 350 customers in Kent County, Delaware.
Dividend Declared
On January 27, 2026, the Company’s Board of Directors declared a first quarter cash dividend of $0.36 per common share. Dividends on common shares will be paid on March 2, 2026, to shareholders of record as of February 17, 2026. Middlesex has paid cash dividends in varying amounts continually since 1912.
About Middlesex Water Company
Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.
Media Contact:
Summer DeFEO, Director of Communications
sdefeo@middlesexwater.com
(732) 638-7510

Investor Relations Contact:
Jennifer Ketschke, Director of Investor Relations & Treasury
InvestorRelations@middlesexwater.com
(732) 638-7523

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,		Three Months Ended December 31,
	2025	2024	2025	2024

Operating Revenues	$194,694	$191,877	$46,979	$47,107

Operating Expenses:
Operations and Maintenance	91,291	92,363	23,378	24,714
Depreciation	27,113	24,430	6,942	6,420
Other Taxes	21,914	21,874	5,454	5,444

Total Operating Expenses	140,318	138,667	35,774	36,578

Operating Income	54,376	53,210	11,205	10,529

Other Income (Expense):
Allowance for Funds Used During Construction	1,618	1,254	400	467
Other Income (Expense), net	5,944	10,815	1,580	1,613

Total Other Income, net	7,562	12,069	1,980	2,080

Interest Charges	14,295	14,023	3,760	3,302

Income before Income Taxes	47,643	51,256	9,425	9,307

Income Taxes	4,821	6,905	820	503

Net Income	42,822	44,351	8,605	8,804

Preferred Stock Dividend Requirements	76	112	17	23

Earnings Applicable to Common Stock	$42,746	$44,239	$8,588	$8,781

Earnings per share of Common Stock:
Basic	$2.36	$2.48	$0.46	$0.49
Diluted	$2.36	$2.47	$0.46	$0.49

Average Number of
Common Shares Outstanding:
Basic	18,096	17,842	18,404	17,881
Diluted	18,137	17,946	18,435	17,954